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                                                                    EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              DELTEK SYSTEMS, INC.


         1.      Name.  The name of the Corporation is "Deltek Systems, Inc."

         2. Purpose. The Corporation is organized to develop and market computer software systems and to engage in any lawful business for which corporations may be incorporated under Virginia law.

         3. Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty-seven million (47,000,000) shares consisting of forty-five million (45,000,000) shares of common stock having a par value of $.001 per share (the "Common Stock") and two million (2,000,000) shares of preferred stock having a par value of $.001 per share (the "Preferred Stock").

         Subject to limitations prescribed by law, the Board of Directors of the Corporation is authorized to issue shares of the Preferred Stock as a class or in series and, by adopting amendments of these articles of incorporation, to establish from time to time the number of shares to be included in each such series and to fix the designations, preferences, limitations and relative rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

                 (a) the number of shares constituting any series and the distinctive designation of that series;

                 (b) the dividend rate of the shares of the class or of any series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any of payment of dividends on shares of the class or of that series;

                 (c) whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                 (d) whether the class or any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;





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                 (e)      whether or not the shares of the class or of any
series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                 (f) whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series, and if so, the terms and amount of such sinking fund;

                 (g) the rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series; and

                 (h)      any other powers, preferences, rights,
qualifications, limitations and restrictions of the class or of that series.

         All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment of these articles of incorporation shall be vested exclusively in the Common Stock.

         4.      Registered Office.  The Corporation's registered office is:

                             8280 Greensboro Drive
                                   Suite 300
                             McLean, Virginia 22102

         The registered office is located in the County of Fairfax, Virginia.

         5. Registered Agent. The name of the Corporation's registered agent is Donald deLaski, who is a Virginia resident and a director of the Corporation. His business address is identical to the address of the Corporation's registered office.

         6. Directors. The number of directors of the Corporation shall be fixed in the Bylaws. Commencing with the first annual meeting of shareholders after the effective date of these Amended and Restated Articles, the Board of Directors shall be divided into three classes with each class containing one third of the total number of directors, as nearly equal in number as possible. At that annual meeting of shareholders, directors of the first class shall be elected to hold office for a term expiring at the second annual meeting of shareholders after the effective date of these Amended and Restated Articles, directors of the second





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class shall be elected to hold office for a term expiring at the third annual meeting of shareholders after the effective date of these Amended and Restated Articles, and directors of the third class shall be elected to hold office for a term expiring at the fourth annual meeting of shareholders after the effective date of these Amended and Restated Articles. At each annual meeting of shareholders thereafter, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders.

         7. Denial of Preemptive Rights. Except as may be otherwise provided by the Board of Directors, no holder of any shares of stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the Corporation of any class or series now or hereafter authorized.

         8.      Limit on Liability and Indemnification

                 8.1 Definitions. For purposes of this Article the following definitions shall apply:

                          (a) "Corporation" means this Corporation and each
predecessor entity of this Corporation, but no other legal entity;

                          (b) "expenses" include counsel fees, expert witness
fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

                          (c) "liability" means the obligation to pay a
judgment, settlement, penalty, fine, including, without limitation, any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

                          (d) "legal entity" means a corporation, partnership,
joint venture, limited liability company, trust, employee benefit plan or other enterprise;

                          (e) "predecessor entity" means a legal entity the
existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

                          (f) "proceeding" means any threatened, pending, or
completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.





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                 8.2      Limit on Liability.

                          (a)     In any proceeding brought by or in the right
of the Corporation or brought by or on behalf of shareholders of the Corporation, no officer or director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior to or subsequent to the effective date of this Article, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

                          (b)     If the Virginia Stock Corporation Act is
amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

                 8.3      Indemnification of Directors and Officers.

                          (a)     The Corporation shall indemnify any
individual who is, was or is threatened to be made a party to a proceeding (including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities incurred by him in connection with such proceeding, except such liabilities as are incurred because of such individual's willful misconduct or knowing violation of criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation, and a person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify, and make advances and reimbursements for expenses to, any director or officer to the same extent provided in this Section 8.3(a) in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.





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                          (b)     Except as provided in Section 8.3(d) of this
Article, the determination that indemnification under Section 8.3(a) of this
Article is permissible in a specific case shall be made:

                                  (1)      By the Board of Directors by a
majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                                  (2)      If a quorum of the Board of
Directors cannot be obtained under subsection (1) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                                  (3)      by special legal counsel selected as
follows:

                                           (i)  By the Board of Directors or its
committee in the manner prescribed in subsection (1) or (2) of this section; or

                                           (ii)  If a quorum of the Board of
Directors cannot be obtained under subsection (1) and a committee cannot be designated under subsection (2), by majority vote of the full Board of Directors, in which selection directors who are parties to the proceeding may participate; or

                                  (4)      By the shareholders, but shares
owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                          (c)     Any evaluation as to the reasonableness of
expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) of this section to select special legal counsel.

                          (d)     Notwithstanding Section 8.3(b) of this
Article, if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel selected by agreement of the Board of Directors and the person claiming indemnification. If the Board of Directors and such person are unable to agree upon such special legal counsel, the Board of Directors and such person each shall select a nominee, and the nominees shall select such special legal counsel.





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                          (e)     Special legal counsel selected to make
determinations under this Article may be counsel for the Corporation.

                          (f)     Unless a determination has been made that
indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment.

                          (g)     The termination of a proceeding by judgment,
order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification.

                 8.4 Indemnification of Others. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Sections 8.2 or 8.3 of this Article who is, was or is threatened to be made a party to a proceeding (including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation) because such individual is or was an employee or agent of the Corporation or a director, officer, employee or agent of the Corporation's subsidiaries or predecessor entities or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation, to the same extent as if such person were specified as one to whom indemnification is granted in Section 8.3 of this Article. The provisions of Section 8.3 of this Article shall be applicable to any indemnification provided pursuant to this Section 8.4.

                 8.5 Insurance. The Corporation is authorized to purchase and maintain insurance, in such amounts as the Board of Directors may determine, to indemnify it against the whole or any portion of any liability it may have under this Article or any of the persons specified in Sections 8.2,
8.3 or 8.4 of this Article against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability.





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                 8.6      Miscellaneous.

                          (a)     The Corporation shall promptly take all such
actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article 8 and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such indemnified person in connection with such actions and determinations or proceedings of any kind arising therefrom.

                          (b)     Every reference in this Article to directors,
officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

                          (c)     The indemnification hereby provided and
provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others.

                          (d)     The provisions of this Article shall not be
deemed to preclude the Corporation from making or providing for any further indemnity or from entering into contracts otherwise permitted by law with any individuals or legal entities, including those specified in this Article.

                          (e)     If any provision of this Article or its
application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

                          (f)     The provisions of this Article 8 shall be
applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption.

                          (g)     No amendment, modification or repeal of this
Article shall diminish or have any effect on the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.





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